Exhibit 4.46

Equity Transfer Agreement

This Equity Transfer Agreement (this “Agreement”) is entered into as of June 13, 2016 in Beijing, the People’s Republic of China (“PRC”) by and between:

Transferor: Zhan Wang, a PRC citizen, ID No.:

Transferee: Hailong Xiang, a PRC citizen, ID No.:

The Parties above are collectively referred to as the “Parties,” individually as a “Party.”

Definitions

Unless otherwise agreed hereunder, the following terms shall have the following meanings:

“Target” means Beijing Baidu Netcom Science Technology Co.,Ltd., whose registered address is at 2/F Baidu Plaza, No. 10 Shangdi 10th Street, Haidian District, Beijing.

“Transfer Subject” means the aggregate 0.5% equity interests of the Target held by the Transferor (corresponding to the registered capital of RMB4.45 million).

WHEREAS

(1)

The Target is a limited liability company duly incorporated and validly existing under the PRC laws, with its registered capital of RMB890 million. As of the date hereof the shareholding structure of the Target is set forth as follows:

No.	Shareholder	Amount of Contribution (RMB10,000)	Shareholding Percentage
1	Yanhong Li	88,555	99.5%
2	Zhan Wang	445	0.5%
Total		89,000	100%

(2)	The Transferor intends to transfer to the Transferee, and the Transferee is willing to accept the transfer of, the aggregate 0.5% equity interests of the Target the Transferor holds.

NOW THEREFORE, in accordance with the relevant PRC laws, rules and regulations, based on the principals of voluntariness, fairness and honesty and upon friendly consultation, with respect to the matters regarding the transfer of the 0.5% equity interest in the Target, the Parties agree as follows:

1.	Transfer Subject

1.1	The Transfer Subject of this Agreement is the aggregate 0.5% of the equity interests it holds in the Target, and the Transferor agrees to transfer the Transfer Subject to the Transferee.

2.	Target

2.1	The Target involved herein is legally existing and has independent legal person status.

2.2	The Target owns legal approval or licensing documents involved in its conduct of business.

3.	Transfer Price and Payment

3.1	Transfer price: the Parties agree that the price of the Transfer Subject hereunder shall be RMB4.45 million.

3.2	Means of payment: the Transferee will pay the price in cash to the bank account designated by the Transferor in writing.

4.	Registration Changes

4.1

The Transferor shall cause the Target to handle the equity change registration procedures of the Target with the registration authority. The date when the registration authority completes the equity change registration procedures and issues new business license of the Target shall be deemed as the date when the transaction is accomplished.

5.	Representations and Warranties of the Transferor

5.1

The Transferor has fully paid up its contribution to the registered capital of the Target, and its contribution has been verified and a capital verification report has been obtained therefor. There are no fake or escaped contributions.

5.2

The Transferor owns legal, valid and full right of disposal on the Transfer Subject hereunder, and the Transfer Subject it holds is free of pledge or any other form of security or third party interest.

6.	Representations and Warranties of the Transferee

6.1	The acceptance of the Transfer Subject hereunder by the Transferee is in compliance with the provisions of law and regulations and does not violate any industrial policy in the PRC.

6.2	All certificates and materials submitted to the Transferor for purposes of executing this Agreement are true and complete.

6.3	All approval procedures necessary for execution of this Agreement have been duly and validly obtained.

7.	Transaction Expenses

The transaction expenses arising in connection with the transaction hereunder shall be borne in accordance with provisions of relevant law.

8.	Liabilities for Breach

8.1	Any Party in violation of this Agreement shall take full compensation responsibilities for any loss incurred to the other Parties as a result of its breach.

8.2	The liabilities to be taken by any Party for its breach of this Agreement shall not be relieved due to termination of this Agreement.

9.	Amendment and Termination of Agreement

9.1	The Parties may amend or terminate this Agreement through negotiations. Matters not covered herein may be subject to a written supplementary agreement between the Parties.

9.2	In any of the following cases, this Agreement may be terminated:

9.2.1 by either Party, if the purposes of this Agreement cannot be realized for an event of force majeure or any reason not contributable to either Party;

9.2.2 by a Party, if the other Party is incapacitated for performance of this Agreement;

9.2.3 by a Party, if the purposes of this Agreement cannot be realized due to the other Party is in serious breach;

9.2.4 by a Party, if the other Party breaches any of its representations and warranties of Articles 5 and 6 hereof.

10.	Governing Law and Dispute Resolution

10.1	This Agreement shall be governed by the laws of the People’s Republic of China.

10.2

Any disputes arising from the interpretation and performance of the terms hereunder shall first be resolved by the Parties through consultation in good faith. In case of a failure to reach an agreement to resolve a dispute between the Parties, either Party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective arbitration rules. The arbitration shall be held in Beijing. The arbitral award shall be final and binding upon both Parties.

11.	Effectiveness

This Agreement shall become effective upon executed by the Parties on the date first written above.

12.	Miscellaneous

12.1	The Parties may amend and supplement this Agreement in writing, which shall be attached to this Agreement as appendices. The appendices shall have equal legal effect as this Agreement.

12.2	This Agreement is made in four counterparts, one for each Party and the others shall be filed to relevant registration authority for record.

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Transferor:

Zhan Wang

Signature:	/s/ Zhan Wang

Transferee:

Hailong Xiang

Signature:	/s/ Hailong Xiang